UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OFFICE DEPOT, INC.

(Exact Name of Registrant as Specified In Its Charter)

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[Office Depot Letterhead]

6600 North Military Trail

Boca Raton, Florida 33496

May     , 2013

Dear Shareholder:

Starboard Value and Opportunity Master Fund Ltd and the other participants described herein (collectively, “Starboard”) have commenced a process seeking to remove, without cause, four current members of your Board of Directors of Office Depot, Inc. (“Office Depot” or the “Company”) and fill the vacancies created by such removals with individuals selected by Starboard.

The Board strongly believes that Starboard’s actions are not in the best interests of the Company or its shareholders. You should read the following Consent Revocation Statement describing why your current Board and management should be permitted to continue to pursue the Company’s business plan that it has been pursuing. Based on the reasons described in the Consent Revocation Statement, we strongly urge you to reject Starboard’s efforts to remove your Board.

You can reject Starboard’s efforts to remove members of the Board by taking the following steps:

1. DO NOT SIGN Starboard’s white consent card;

2. Show your support for your Board and fellow shareholders by signing, dating and mailing the enclosed BLUE Consent Revocation Card; and

3. If you have signed Starboard’s white consent card, you may revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately.

Regardless of the number of shares of common stock of the Company that you own, your revocation of consent is important. Please act today. Thank you for your support.

Sincerely,

Neil R. Austrian
Chairman & Chief Executive Officer

If you have any questions about giving your consent revocation or require assistance, please call:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll Free: (877) 825-8621

(Banks and Brokers May Call collect at (212) 750-5833)

Preliminary Copy—Subject to Completion, Dated May 20, 2013

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF OFFICE DEPOT, INC.

IN OPPOSITION TO

A CONSENT SOLICITATION BY STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

May     , 2013

This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are furnished by the Board of Directors (the “Board” or the “Board of Directors”) of Office Depot, Inc., a Delaware corporation (the “Company” or “Office Depot”), to the holders of outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written shareholder consents (the “Starboard Consent Solicitation”) by Starboard Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC, a Delaware limited liability company (“Starboard LLC”), Starboard Value LP, a Delaware limited partnership (“Starboard Value LP”), Starboard Value GP LLC, a Delaware limited liability company (“Starboard Value GP”), Starboard Principal Co LP, a Delaware limited partnership (“Principal GP”), Jeffrey C. Smith, Mark R. Mitchell, and Peter A. Feld, (collectively “Starboard”), and the Starboard Nominees listed below (together with Starboard, the “Starboard Group”). This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to shareholders on or about May     , 2013.

The Board believes, for the reasons specified under the section entitled “Reasons to Reject The Starboard Consent Proposals” below, that the introduction of the Starboard Nominees in the middle of ongoing attempts to implement the Company’s business plan may cause disruption to the business and operation of the Company during this critical time when the Board believes its efforts are best spent focused on consummating the OfficeMax Merger (defined in the section entitled “Background of the Starboard Consent Solicitation” below) and undertaking such other strategic initiatives such as the potential sale of Office Depot de Mexico which the Board believes will maximize value for all the Company’s shareholders, rather than addressing these untimely efforts by Starboard. Your Board remains committed to acting in the best interests of all of the Company’s shareholders and believes that the Company is well positioned to maximize value for all of the Company’s shareholders.

Your directors have been selected through corporate governance processes described in detail in the Company’s annual proxy statement and this Consent Revocation Statement. Each member of the Board other than Neil Austrian is an independent director under the criteria established by the New York Stock Exchange (the “NYSE”) for director independence. A consent in favor of the Starboard Consent Solicitation would be a consent to remove, without cause, 40% of the members of your duly elected Board and to replace them with the Starboard Group Nominees. If successful, this action would significantly reconstitute the board of directors into one of which 40% of the representation was nominated by Starboard, a beneficial owner of approximately 14.8% of the Company’s outstanding Common Stock, or 11.5% of the outstanding Common Stock entitled to vote in a consent solicitation, when including the voting power of BC Partners Inc. (together with its affiliates “BC Partners”).

Specifically, the Starboard Group is asking you: (1) to repeal any provisions of the Amended and Restated Bylaws (the “Bylaws”) of Office Depot in effect at the time the proposal becomes effective, which were not included in the Bylaws that became effective on February 22, 2013 and were filed with the Securities and Exchange Commission (the “SEC”) on that date, (2) to remove without cause four members of the Board, including any person (other than those elected by this consent solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly created directorships after             , 2013 and prior to the effectiveness of the proposals, (3) to amend Article III, Section 4 of the Bylaws, as set forth on Schedule III to the Consent Statement filed by Starboard Value V&O Fund on             , 2013 (the “Starboard Consent Statement”), to provide that any vacancies on the Board resulting from the removal of directors by the shareholders of Office Depot may be filled by the shareholders of the Company, (4) to amend Article III, Section 2 of the Bylaws, as set forth on Schedule IV to the Starboard Consent Statement, to provide that the number of directors which shall constitute the Board may be established by the shareholders of the Company, (5) in the event that the BC Partners director is removed, to increase the size of the Board to eleven members and (6) to elect as directors the Starboard Group’s nominees:             ,             ,             , and             , to serve as directors of the Company (or if any such nominee is unable or unwilling to serve as director of the Company, any other person designated as a nominee by the remaining nominee or nominees (the “Starboard Group Nominees”).

The Board urges you to rely on your independent Corporate Governance and Nominating Committee and the shareholder nomination process to create a board composition that fits the needs of the Company and represents all of the Company’s shareholders.

THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE STARBOARD CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY THE STARBOARD GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A WHITE CONSENT CARD, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED BLUE CONSENT REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE.

If you have previously signed and returned Starboard’s white consent card, you have every right to change your vote and revoke your consent. Whether or not you have signed the white consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and to sign, date and deliver the card in the pre-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a BLUE Consent Revocation Card. Please act today.

In accordance with Delaware law and the Company’s Bylaws, the Board set the close of business on May 3, 2013 as the record date (the “Record Date”) for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to the Starboard Consent Solicitation. Only shareholders of record as of the Record Date may execute, withhold or revoke consents with respect to the Starboard Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll Free: (877) 825-8621

(Banks and Brokers May Call collect at (212) 750-5833)

FORWARD LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on information available to the Company as of the date hereof. These statements relate to future events or matters relating to the Company’s financial condition, results of operations, business plans and strategies, growth opportunities, capital expenditures, growth or other similar matters. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from those expressed or implied by any forward-looking statements. These statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control and therefore, investors and shareholders should not place undue reliance on such statements. These statements are only predictions and such expectations may prove to be incorrect. The Company operates in a continually changing business environment, and new risks emerge from time to time. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company’s business, including, without limitation, the possibility of disruption from the consent solicitation making it more difficult to maintain business and operational relationships; the possibility of disruption of operation of the business should any of the Starboard Group’s proposals pass; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended, its subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Except to the extent required under the federal securities law and the rules and regulations promulgated by the SEC, the Company assumes no obligation to update the information included herein, whether as a result of new information, future events or circumstances, or otherwise.

DESCRIPTION OF THE STARBOARD CONSENT SOLICITATION

As set forth in the Starboard Consent Solicitation and related materials filed with the SEC, the Starboard Group is soliciting your consents in favor of the following proposals (collectively, the “Starboard Consent Proposals”):

1.	Repeal any provisions of the Bylaws in effect at the time the proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that became effective on February 22, 2013 and were filed with the SEC on that date (the “Bylaw Restoration Proposal”);

2.	Remove without cause four members of the Board, , , and , a designee of BC Partners, Inc., including any person (other than those elected by this consent solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly created directorships after , 2013 and prior to the effectiveness of the proposals (the “Removal Proposal”);

3.	Amend Article III, Section 4 of the Bylaws, as set forth on Schedule III to the Starboard Consent Statement, to provide that any vacancies on the Board resulting from the removal of directors by the shareholders of Office Depot may be filled by the shareholders of the Company (the “Vacancy Proposal”);

4.	Amend Article III, Section 2 of the Bylaws, as set forth on Schedule IV to the Starboard Consent Statement, to provide that the number of directors which shall constitute the Board may be established by the shareholders of the Company (the “Board Size Bylaw Proposal”);

5.	In the event that the BC Partners director is removed pursuant to the Removal Proposal, increase the size of the Board to eleven members (the “Board Size Proposal”); and

6.	Elect as directors the Starboard Group’s nominees , , , and , to serve as directors of Office Depot (or if any such nominee is unable or unwilling to serve as director of the Company, any other person designated as a nominee by the remaining Starboard Group Nominees (the “Election Proposal”).

A consent in favor of the Starboard Consent Proposals would be a consent to remove, without cause, four of the members of your duly elected Board and replace them with the Starboard Group Nominees.

REASONS TO REJECT THE STARBOARD CONSENT PROPOSALS

The Starboard Consent Proposals would remove, without cause, four of the members of your duly elected Board, who are currently engaged in the oversight of management’s implementation of the Company’s strategic plan and replace them with the Starboard Group Nominees who we believe may cause disruption in the implementation of the plans to the potential detriment of the Company’s other shareholders. There are several compelling reasons to reject the Starboard Consent Proposals as outlined below, including:

•

The Company’s recently announced Merger. The Company’s Board was an integral part of the negotiation of this transaction and continues to develop relationships with the OfficeMax Board of Directors that may assist with a successful integration of the two companies. A joint CEO Selection Committee made up of directors of both companies has been named and charged with the task of selecting a CEO for the combined company. Starboard has asserted that it wants representation on this already established Committee. Further, Starboard has called for immediate changes in the senior management of the Company, including the CEO. This management team negotiated the Merger transaction and is working with OfficeMax on integration plans.

•

The Company’s discussions with Gigante to sell its share of Office Depot de Mexico. The sale of the Company’s interest in Office Depot de Mexico will enhance the liquidity of the Company by monetizing the Company’s JV interests. The Company’s Board of Directors is pursuing this sale strategy and seeking to negotiate definitive terms with Gigante as to which OfficeMax would provide its consent. The Merger Agreement requires the consent of OfficeMax to enter into this sale. We believe that the removal of the Company’s Board members that are currently engaged in ongoing negotiations and replacing them with the nominees of Starboard may disrupt or postpone the successful completion of this transaction.

•

The Company’s current Board’s efforts in helping develop the strategic plan and execute upon it shows it is well suited to continue undertaking the Company’s strategic initiatives, which will benefit the entire shareholder base. The Company’s previously announced strategic plan pre-dates all discussions with Starboard, and already addressed many of the concerns that were subsequently expressed by Starboard. As evidenced by the recently announced OfficeMax Merger and those key elements described further below in this section, the Company is already executing on its strategic initiatives to the benefit of all shareholders. The Board expects that the Company’s existing strategic plan will deliver long-term value to the Company’s shareholders.

•

The Company’s current Board’s experience in guiding the Company through difficult economic conditions. We believe that your current Board, having endured the difficult economic conditions of the past years, and, with an average tenure on the Board of approximately 7 years understand the difficulties faced by the Company and are therefore better prepared to capitalize on the Company’s strategic initiatives to maximize shareholder value. The successful execution of strategic initiatives has allowed the Company to continue to generate positive free cash flow and to grow adjusted Earnings Before Interest and Taxes (EBIT)[1] in the past four years within an extremely challenging macro environment.

•

If successful, the Starboard Consent Proposals would result in the replacement of 40% of your duly elected Board with the Starboard Group Nominees, giving a single shareholder owning 14.8% of the Company’s equity, or 11.5% of its voting stock an outsized influence over the future strategic direction of the Company.

[1]	This is a Non-GAAP number. A reconciliation of adjusted EBIT to our GAAP results appears under the Investor Relations tab on the Company’s website.

The Starboard Consent Solicitation if successful would remove directors that are currently engaged in delivering on a strategic plan that the Board believes is in the best interests of the Company’s shareholders.

•

The Company is actively engaged in attempting to consummate the OfficeMax Merger, the sale of its interest in Office Depot de Mexico, and implementing other aspects of its strategic plan and believes that the interests of the Company’s shareholders will be best served if the Company’s current directors, acting independently from (and without any connection to or distractions from) Starboard, are given the opportunity to continue to implement the Company’s plans to maximize value for all of the Company’s shareholders.

•

If the Starboard Consent Proposals are adopted, it would result in Starboard, a beneficial owner of 14.8% of the Company’s outstanding Common Stock that has 11.5% of the voting control of the Company and which has no duty to act in the best interest of all other Company shareholders, imposing control over the election of 40% of the Company’s Board.

The Starboard Consent Solicitation addresses matters that the Board believes are more appropriately addressed at the meeting of Shareholders.

•	The Board does not believe that the issue of Board representation and composition should be addressed through consents solicited by a dissident shareholder.

•

The Company has already announced that due to the focus on consummating the OfficeMax Merger, the Company intends to hold the annual meeting as soon as practicable after the special meeting to vote on the OfficeMax Merger. At Starboard’s request, the Company twice delayed setting the record date for the 2013 annual meeting of shareholders, to allow Starboard to engage in discussions with the Board concerning board composition and Starboard’s objectives. Despite our attempts at holding constructive conversations, Starboard is now attempting to subvert the annual meeting process, while simultaneously attempting to portray the Board’s willingness to be responsive to the request of its shareholder as an attempt at entrenchment.

The Company’s strategic plan, endorsed by the Board, and also by Starboard, consists of the following key elements:

•	OfficeMax Merger:

•

In its letter to the Board dated April 22, 2013, Starboard itself acknowledges the excitement regarding the OfficeMax Merger. Such excitement, we assert, results from the market’s recognition of the potential benefits to be realized through the OfficeMax Merger. Your Board negotiated the terms of the OfficeMax Merger and is overseeing the plans to integrate the two businesses. The introduction of the Starboard Group Nominees into a process that is well underway for implementing the Company’s strategic plan could serve as a distraction or possibly disrupt the relationships being developed and the progress that has been made between the members of the boards of OfficeMax Incorporated (“OfficeMax”) and the Company.

•	Sale of Office Depot de Mexico:

•

The Company received an offer to purchase its 50% interest in Office Depot de Mexico from its joint venture partner, Gigante (defined in the section entitled “Background of the Starboard Consent Solicitation” below), for MXP8,777.36 Million (as of May 6, 2013 US$720 Million) and the Company and OfficeMax have agreed that the Company could proceed with such negotiation.

•	Capitalize on Key Cost Reduction Initiatives:

•

In addition to the transaction discussed above, the Company remains committed to continuing expense reductions and productivity improvements that it has implemented over the past several years including our focus on a smaller store format and closure of unprofitable stores, which is underway and evidenced by the decline in store count from 1,370 to 1,235 from 2007 to 2012. The Board expects to capitalize on certain cost cutting efficiencies as a result of the OfficeMax Merger, which based on calculations by the managers of the Company and OfficeMax are expected to be in the range of $400-$600 million in annual cost synergies by the third year following the close of the Merger.

•	Improving Overall Gross Margins:

•

Over the last several years, the Company has focused on executing upon a number of key initiatives to drive gross margin improvements, including in the areas of pricing, promotions, private brand penetration, cost of goods sold, occupancy costs and indirect expense reduction. Gross Margin has increased sequentially every year since 2008.

•	Maximizing the Value of Non-Core Assets:

•

The Company recognized well prior to Starboard becoming an investor that the valuation accorded to our enterprise value did not give credit for the Company’s interest in Office Depot de Mexico. In quarterly earnings calls beginning in the first quarter of 2012, greater detail and attention was given to educating our shareholders as to the hidden value. Discussions with Gigante began more than 12 months prior to Starboard’s investment as to how best to maximize the value, first with a possible IPO offering, later with Gigante offering to purchase our entire 50% interest.

•

While Starboard asserts inaction on the part of the Board related to the Company’s interest in Office Depot de Mexico, the Company and the Board has continued to explore strategies with an ultimate goal to maximize shareholder value. Starboard asserts that the Company does not have the luxury of simply hoping that everything works out down the road, but as evidenced by the Company’s recent disclosure regarding OfficeMax’s consent to permit the Company to negotiate for the sale of its interest in Office Depot de Mexico to Gigante, the Company is taking active steps, aimed at maximizing shareholder value. The Company, however, cannot rush its actions at this crucial time and must undertake its strategic initiatives in a manner that will position the Company to bring about long-term benefits for the Company’s shareholders.

The Board believes that the Starboard Group Nominees are not in a position to best serve the interests of all the Company’s shareholders.

•

The Starboard Group Nominees have been chosen by Starboard which has no duty to act in the best interests of all of the Company’s shareholders. In considering the Starboard Consent Solicitation, the Board believes that it is important for the Company’s shareholders to recognize that Starboard, with beneficial ownership of 14.8% of the Company’s outstanding Common Stock, or 11.5% of the voting control of the Company, has no duty to act in the best interests of all the Company’s shareholders when selecting potential nominees to serve on your Board.

The Board previously announced and commenced the implementation of the strategies that Starboard included in its letters.

•	The Company is engaged in multi-year initiatives aimed at maximizing long term value for its shareholders and is actively exploring potential ways to bring about such maximization.

•

Major transactions, such as those that are the subject of the Company’s recent announcements: the OfficeMax Merger, and the Company’s negotiation of the sale of its interest in Office Depot de Mexico, take time to develop and while it may be convenient for a dissident shareholder to identify concerns with the Company, your duly elected Board has been actively engaged in the pursuit of initiatives that are designed to maximize shareholder value, despite the distractions posed by the activities of Starboard.

•

The replacement of four duly elected Board members, who are currently engaged in implementing the strategic plan which they helped to develop, with the Starboard Nominees, the Company believes will disrupt the Company’s efforts to implement the strategic plan and specifically its efforts in regards to the consummation of the OfficeMax Merger and the subsequent integration of the businesses and the sale of its interest in Office Depot de Mexico by inserting new directors into ongoing process.

•

The addition of directors pursuant to a consent solicitation initiated by a dissident shareholder, may give the perception of instability or disfunction within the Company, which may make it difficult to recruit top talent to direct the Company’s strategic plan in the future. Such an activist nominee may serve as a particular deterrent to potential candidates for a CEO, who will be tasked with leading a company with such dissidents.

FOR THE FOREGOING REASONS, YOUR BOARD STRONGLY BELIEVES THAT THE STARBOARD CONSENT PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS.

In addition to the reason indicated above the Board believes you should reject each proposal for the following reasons.

Proposal 1: We recommend rejection of Proposal 1 because this proposal is speculative and is designed to nullify unspecified provisions of the Company’s Bylaws which may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its shareholders. Furthermore, the Board’s fiduciary duties require that it retain flexibility to adopt, at any time any amendment to the Bylaws that it believes is proper and in the best interest of the Company’s shareholders. The automatic repeal of any duly adopted Bylaw amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted Bylaw amendments determined by the Board to be in the best interest of the Company and its shareholders.

Proposal 2: We recommend rejection of Proposal 2 because we believe the current Board is comprised of members who understand the business, who are engaged in the implementation of a strategic plan that we believe will maximize the Company’s value for the benefit of all its shareholders, and who have developed relationships which we believe will assist in the transition of the Company and OfficeMax into a single company upon the consummation of the OfficeMax Merger.

Proposal 3: We recommend rejection of Proposal 3 because we believe that it addresses authority that you have vested in your Board and it would be inappropriate to usurp such authority at the request of a dissident shareholder. Furthermore Proposal 3, if implemented, could be detrimental to the Company and all of our shareholders, as it would allow shareholders to fill the vacancies of the Board without any insight regarding the interactions then-existing within the Board and what type of Board member would be the most beneficial to the Board at the time that a vacancy arises. Additionally, such action may cause delays in the filling of such vacancy, requiring the process of taking a shareholder vote, as opposed to allowing the Company’s board which is already equipped with a Corporate Nominating and Governance Committee to take such actions.

Proposal 4: We recommend rejection of Proposal 4 because we believe that it addresses authority that you have vested in your Board and it would be inappropriate to usurp such authority at the request of a dissident shareholder. Furthermore such proposal is designed to enable the requesting dissident shareholder to exert influence over the Board.

Proposal 5: We recommend rejection of Proposal 5 because we believe that the current Board is comprised of members that understand the business, who are engaged in the implementation of a strategic plan that we believe will maximize the Company’s value for the benefit of all its shareholders, and who have developed relationships which we believe will assist in the transition of the Company and OfficeMax into a single company upon the consummation of the OfficeMax Merger. Further, we do not believe that the addition of additional board seats is beneficial or necessary as the Board is already comprised of ten individuals with varying business experience who are able to serve in the advisory role which their board membership requires.

Proposal 6: We recommend rejection of Proposal 6 because we do not believe that the addition of the Starboard Nominees is in the best interest of the Company or is particularly useful for the achievement of the Company’s goal of maximizing value for all its shareholders. The Board already has individuals that are implementing many of the same strategic plans that it had indicated it would undertake prior to any interactions with Starboard and which Starboard has subsequently provided as recommendations to the Company. The introduction of new board members into a well-established process where the directors have already began establishing relationships which will assist in the transition of the Company and OfficeMax into a combined company upon the consummation of the OfficeMax Merger, we believe may be an unnecessary distraction to the implementation of the Company’s plans.

WE URGE SHAREHOLDERS TO REJECT THE STARBOARD CONSENT PROPOSALS AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED BLUE CONSENT REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU HAVE SIGNED THE WHITE CONSENT CARD FROM THE STARBOARD GROUP.

BACKGROUND OF THE STARBOARD CONSENT SOLICITATION

Between June 2012 and September 2012, representatives of Starboard had conversations with the investor relations personnel of Office Depot to discuss the Company’s business fundamentals.

On September 5, 2012, representatives of Office Depot made a presentation at the Goldman Sachs conference explaining the strategic initiatives to be undertaken by the Company to improve financial results.

On September 5, 2012, after Office Depot’s presentation at the Goldman Sachs conference, Mr. Austrian, and other members of Office Depot’s management team met privately with representatives of Starboard to discuss the Company’s business fundamentals and challenges and the guidance the Company had previously provided that the specific Company strategic initiatives would deliver between $150-$170 million of improvement in profitability in 2012. The initiatives discussed included pricing, promotions, improved direct import and private brand penetration, improved store customer experience as well as G&A cost reductions. A focus on sales growth in high margin services and products was also discussed. The Company also discussed a plan to more aggressively downsize retail stores with leases expiring in the next few years and the potential to double the capital allocated.

On September 17, 2012, Starboard disclosed a 13.3% interest in Office Depot and delivered a letter to Mr. Austrian and the Board in which Starboard provided many of the same ideas to improve the Company’s operating performance and increase EBITDA as Office Depot had presented at the Goldman Sachs conference including, among other things: (i) meaningfully reducing general and administrative (“G&A”) expenses; (ii) increasing the mix of higher-margin services in its North American Retail Division; (iii) increasing private label direct sourced products; (iv) reducing the number of SKUs carried in stores; (v) downsizing to smaller store formats to drive substantially higher operating margins; and (vi) increasing the mix of significantly higher-margin small-to medium-sized business customers in the Company’s North American Business Solutions

Division. In addition, the Starboard letter further indicated Starboard’s estimate that Office Depot de Mexico, a highly profitable 50/50 joint venture (the “JV Interest”) between the Company and Gigante S.A.B. de C.V. (“Gigante”), which is not consolidated in the Company’s financial statements, could be worth more than 50% of Office Depot’s entire enterprise value. Once again, this point simply reflected something the Company was already considering, as the Company had hired an investment banking firm in early 2012 to help it review strategic options with respect to recognizing the inherent value that the Company believed was represented by its investment in Office Depot de Mexico. While the Company had not yet made any public disclosure, in early 2012 the Company had hired an investment banking firm to help it review strategic options to help it recognize the inherent value that the Company believed was represented by its investment in Office Depot de Mexico, including further expansion into South America and a potential IPO of that business.

On October 2, 2012, Jeff Smith, CEO of Starboard Value, had a conversation with Mr. Austrian, in the course of which Mr. Smith expressed Starboard’s desire to constructively work with the Company and help it unlock value for shareholders.

On October 12, 2012, in an amendment to its Schedule 13D, Starboard disclosed aggregate ownership of 42,100,000 shares of Common Stock, or 14.8% of the outstanding shares of Common Stock.

On October 30, 2012, the Company announced that effective October 24, 2012, the Board had adopted a shareholder rights plan, as set forth in the Rights Agreement, dated as of October 24, 2012 between the Company and Computershare Shareowner Services LLC, as Rights Agent (the “Rights Agreement”), with a 15% ownership limitation.

On November 7, 2012, representatives of Starboard met with members of the management at the Company’s executive headquarters in Boca Raton, Florida. During the meeting, Starboard discussed with management what it believed were the challenges facing the Company and repeated its views on how to improve profitability and unlock value for shareholders.

On November 13, 2012, representatives of Starboard again met with members of management of the Company. At that meeting, Starboard raised questions concerning the Company’s advertising expenses, distribution channels, the JV Interest and the Company’s adoption of a shareholders rights plan.

On November 16, 2012, Starboard delivered a letter to the independent members of the Board. In the letter, Starboard denounced the adoption by the Board of the Rights Agreement. Starboard outlined in the letter its belief that the Rights Agreement is part of a scheme designed to preserve and entrench the Board by limiting the influence of shareholders over Board composition and other matters, while allowing the Board to maintain and increase its effective voting control over the Company. Contrary to Starboard’s allegations, and as disclosed at the time of adoption of the Rights Plan, the Rights Plan was intended to help reduce the risk of two-tiered, front end loaded or partial offers which may not offer fair value to all the Company’s shareholders; protect against acquirers who through the open market, private purchases or otherwise may achieve or augment a position of substantial influence or control without paying a fair price to the Company’s shareholders; deter acquirers who were simply interested in putting the Company into “play”; preserve the Board’s bargaining power and flexibility to deal with third-party acquirers and to otherwise seek to maximize value for all shareholders; and afford the Board adequate time to evaluate potential offers and to consider alternatives.

On December 4, 2012, representatives of Starboard met with the Board at the Company’s executive headquarters. During the meeting, the members of the Board and Starboard discussed the challenges facing the Company and the Board sought Starboard’s views on how to improve profitability and unlock value for shareholders. Starboard indicated that it was not prepared to share its plan for the Company at that time. Starboard again called for the replacement of our CEO. Starboard expressed its continued desire to work constructively with the Company for the benefit of all shareholders.

During the months of December 2012 through February 2013, Mr. Smith had several discussions with members of the Board in which he stated his views on how to unlock value for shareholders.

On January 24, 2013, the Company announced that following discussions with Starboard the Board had amended and restated the Company’s Bylaws to extend the deadline for shareholders to nominate candidates for election to the Board at the 2013 annual meeting to the close of business on February 25, 2013.

On February 20, 2013, Office Depot announced its entry, together with its wholly owned direct subsidiaries Dogwood Merger Sub Inc. and Dogwood Merger Sub LLC, into an Agreement and Plan of Merger (the “Merger Agreement”) with OfficeMax and its subsidiaries, Mapleby Holdings Merger Corporation and Mapleby Merger Corporation, pursuant to which the companies would combine in an all-stock merger of equals transaction intended to qualify as a tax-free reorganization (the “OfficeMax Merger”). Under the Merger Agreement, each share of OfficeMax common stock would be converted into the right to receive 2.69 shares of Office Depot Common Stock.

On February 22, 2013, Office Depot announced that on February 15, 2013 the Board received an offer from the Company’s joint venture partner Gigante to purchase its JV Interest, Office Depot de Mexico. Gigante’s offer was initially set to expire on February 28, 2013.

Also on February 22, 2013, the Company announced that after further discussions with Starboard, the Board had amended and restated the Company’s Bylaws to amend the deadline for shareholder nominations of candidates for election to the Board at the 2013 annual meeting to no later than the tenth day following the day on which public announcement of the date of the 2013 annual meeting is made.

On February 27, 2013, Starboard delivered a letter to the Board (the “February 27 Letter”). In the letter, Starboard restated its belief that the significant value of the JV Interest was not fully reflected in the stock price of the Company. Starboard noted that since Gigante’s offer to purchase the JV Interest for $690.5 million was set to expire on February 28, 2013, Starboard believed the Board should promptly obtain consent from OfficeMax under the Merger Agreement to immediately explore a sale of the JV Interest to maximize value for shareholders. Starboard stated in the letter it believed it was the Board’s fiduciary duty to monetize the Company’s interest in the joint venture given the clear benefit to both Office Depot and OfficeMax as a combined company and to Office Depot as a stand-alone company. Starboard stated further that it recognized OfficeMax was potentially conflicted as a sale of the JV Interest, while beneficial to the combined company, would also be beneficial to Office Depot as a stand-alone business and, therefore, may strengthen a competitor should the OfficeMax Merger not be completed. Starboard noted in the February 27 Letter that if OfficeMax did not consent to Office Depot’s negotiations with Gigante or any other potential buyer regarding the sale of the JV Interest, Starboard would view this as both unreasonable and potentially anti-competitive.

On March 6, 2013, representatives of Starboard met with members of the Board. During the meeting, Starboard discussed its continued desire to work constructively with the Company to improve the Board with directors that had significant retail operating experience and could assist to unlock value for shareholders.

On March 11, 2013, Mr. Smith spoke to a member of the Board to reiterate the importance of unlocking value for Office Depot shareholders by exploring alternatives for the JV Interest.

On March 12, 2013, Starboard delivered a letter to the Board reiterating its strong belief that it was incumbent upon the Board to immediately seek to monetize the JV Interest by exploring a sale of the JV Interest to Gigante, whose offer was then set to expire on March 15, 2013. Starboard noted it expected the Board to send a formal written request to OfficeMax to seek consent to pursue such a sale and set forth the Board’s view that a sale of the JV Interest at a full and fair price was clearly in the best interest of Office Depot shareholders on a stand-alone basis as well as in the best interest of Office Depot / OfficeMax shareholders in a business combination and that the Board expected OfficeMax’s consent to be given and not unreasonably withheld.

On March 18, 2013, Starboard delivered a letter to the Board stating its belief that the Board must be significantly reconstituted immediately, whether Office Depot continued as a stand-alone company or as a merged company with OfficeMax. Starboard explained in the letter that a new and, in Starboard’s opinion, improved Board was needed to: (1) act to immediately improve the current operating performance of the business on a stand-alone basis and to be in position to maximize the longer term synergies with OfficeMax, if the OfficeMax Merger is approved, (2) select a committee of the Company’s directors to work with a committee of OfficeMax directors to conduct a process to select a Chief Executive Officer of the combined company, and (3) contribute the most highly-qualified directors possible to the combined company’s board. In the letter, Starboard also urged the Company to schedule its 2013 annual meeting for a date prior to the potential consummation of the OfficeMax Merger so that the Company’s shareholders can choose who they want to represent them on the Board.

Also on March 18, 2013, Starboard V&O Fund delivered a letter to the Corporate Secretary of the Company nominating what in Starboard’s opinion are six highly-qualified candidates for election to the Board. In the letter, Starboard indicated that waiting for a shareholder meeting to add these candidates on the Board was a mistake and that the Board should immediately engage with Starboard to reconstitute the Board.

On April 9, 2013, Office Depot and OfficeMax filed a joint proxy statement/prospectus in connection with, among other things, the holding of a special meeting of Office Depot shareholders at which the Office Depot shareholders will be asked to vote on certain matters related to the OfficeMax Merger

On April 17, 2013, representatives of Starboard met with members of the Board at Starboard’s offices. The purpose of the meeting was to discuss Board representation and related matters. The Board members and Starboard discussed the timing of the Company’s annual shareholders meeting which would be held as soon as practical after the special shareholders meeting to approve the merger with OfficeMax. With respect to Board representation, the members of the Board stated, among other things, that they would be willing to expand the Board from ten to twelve members immediately. The newly created director positions would be based on the recommendation of the Corporate Governance and Nominating Committee of the Board, which considers numerous factors in making its recommendations, including relevant experience in retailing businesses. The Board members offered that one of the two newly designated directors would be selected from the candidates recommended by Starboard, assuming such candidate was acceptable to the Corporate Governance and Nominating Committee and met the various selection criteria. Mr. Smith proposed his appointment to the Board and the Board members responded that Mr. Smith would not be nominated since he lacked relevant retailing experience. Despite this explanation, Mr. Smith rejected the Board’s proposal and recommended that the Company expand the Board to fourteen members to allow room for four Starboard candidates to be appointed. He further recommended that at least one of the BC’s designated board members resign from the Board immediately. Mr. Smith also suggested that if he were appointed to the Board and the merger transaction with OfficeMax were to close, he would not expect to be a candidate to serve on the Board of the combined company. After considerable discussion, the Board members stated that they had listened to his various suggestions and would respond at a later date.

On April 22, 2013, the Starboard Group filed a preliminary consent solicitation statement with respect to the Starboard Consent Proposals.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

Who is making this solicitation?

Your Board.

What are we asking you to do?

We are asking you to revoke any consent on Starboard Group’s white consent card that you may have delivered in favor of the six proposals described in the Starboard Consent Solicitation and, by doing so, preserve your current Board, which will continue to act in the best interests of the Company and its shareholders. Even if you have not submitted a white consent card, we urge you to submit a BLUE Consent Revocation Card today.

What is a consent solicitation?

Under Delaware law and our certificate of incorporation, shareholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

What does the Board recommend?

Your Board strongly believes that the solicitation being undertaken by the Starboard Group is not in the best interests of the Company’s shareholders for the reasons described above. Your Board unanimously opposes the solicitation by the Starboard Group and urges shareholders to reject the solicitation and revoke any consent previously submitted.

If I have already delivered a consent, is it too late for me to change my mind?

No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card, as discussed in the following question.

What is the effect of delivering a BLUE Consent Revocation Card?

By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to the Starboard Group. Even if you have not submitted Starboard’s consent card, you may submit a BLUE Consent Revocation Card as described above. Even if you have not submitted a white consent card, we urge you to submit a BLUE Consent Revocation Card, as it will help us keep track of the progress of the consent process.

What should I do to revoke my consent?

Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the Consent Revocation Card. Then, sign and date the enclosed Consent Revocation Card and return it TODAY or as soon as possible in the postage-paid envelope provided. It is important that you sign and date the Consent Revocation Card.

Who is entitled to consent, withhold consent or revoke a previously given consent with respect to the Starboard Consent Proposals?

In accordance with Delaware law and the Company’s Bylaws, the Board has set the close of business on May 3, 2013 as the Record Date for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to the Starboard Consent Solicitation. Only shareholders of record as of the Record Date may execute, withhold or revoke consents with respect to the Starboard Consent Proposals.

When should I return my Consent Revocation Card?

In order for the Starboard Consent Proposals to be adopted, the Company must receive valid, unrevoked consents executed by the holders of a sufficient number of shares of the Company’s Common Stock within 60 days of the date of the earliest consent delivered to the Company. Consequently, the Starboard Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company within the 60 day period after the delivery of the first consent.

Because the Starboard Consent Proposals could become effective before the expiration of the 60-day period, you should promptly return the Consent Revocation Card.

What happens if I do nothing?

If you do not execute and send in any white consent card that the Starboard Group sends you, you will effectively be voting AGAINST the Starboard Consent Proposals.

If you have validly executed and delivered a white consent card, doing nothing further will mean that you have consented to the Starboard Consent Proposals. If you have executed and delivered a white consent card that the Starboard Group sent you, the Board urges you to revoke any such consent previously submitted by executing and delivering the BLUE Consent Revocation Card.

Who should I call if I have questions about the solicitation?

If you have any questions regarding this Consent Revocation Statement or about submitting your BLUE Consent Revocation Card, or otherwise require assistance, please call Innisfree M&A Incorporated toll free at (877) 825-8621 (banks and brokers may call collect at (212) 750-5833.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s Bylaws, the Board has set the close of business on May 3, 2013, as the Record Date for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to the Starboard Consent Solicitation. As of the Record Date, there were 288,737,708 shares of the Company’s Common Stock outstanding. Each share of the Company’s Common Stock outstanding as of the Record Date will be entitled to one vote.

Only shareholders of record as of the Record Date are eligible to execute, withhold or revoke consents in connection with the Starboard Consent Proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank, financial institution or other nominee holder, may wish to contact such broker, bank, financial institution or other nominee holder and instruct such person to execute the BLUE Consent Revocation Card on their behalf. Any abstention, failure to vote or broker non-vote will have the same effect as withholding consent from the Starboard Consent Proposals. “Broker non-votes” occur when a broker, bank, financial institution or other nominee holder has not received instructions with respect to a particular matter, such as the Starboard Consent Proposals, and does not have discretionary power to vote on that matter.

Effectiveness of Consents

Under Delaware law shareholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Starboard Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest dated consent delivered to the Company.

Because the Starboard Group’s proposals could become effective before the expiration of the 60-day period discussed above, we urge you to promptly return the BLUE Consent Revocation Card whether or not you signed the white consent card from the Starboard Group.

Effect of BLUE Consent Revocation Card

A shareholder may revoke any previously signed consent by signing, dating and returning to the Company a BLUE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to the Starboard Group. Shareholders are urged, however, to deliver all consent revocations to the Company c/o Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022. The Company requests that if a revocation is instead delivered to the Starboard Group, a copy of the revocation also be delivered to the Company c/o Innisfree M&A Incorporated at the address set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the BLUE Consent Revocation Card, you will be deemed to have revoked any prior consent to all of the Starboard Consent Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your BLUE Consent Revocation Card to the Company or to the Starboard Group or by delivering to the Starboard Group a subsequently dated white consent card that the Starboard Group sent to you.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should either sign, date and mail the enclosed form of BLUE Consent Revocation Card provided by your bank, broker firm, dealer, trust company or other nominee, or contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be provided by such person.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO THE STARBOARD GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE BLUE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO ONE OR MORE OF THE STARBOARD CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS.

The Company has retained Innisfree M&A Incorporated to assist in communicating with shareholders in connection with the Starboard Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions regarding this Consent Revocation Statement or about submitting your BLUE Consent Revocation Card, or otherwise require assistance, please call Innisfree M&A Incorporated toll free at (877) 825-8621 (banks and brokers may call collect at (212) 750-5833).

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, you can reject the solicitation efforts of the Starboard Group and/or revoke your consent by promptly completing, signing, dating and returning the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. Please be aware that if you sign a white consent card but do not check any of the boxes on the card, you will be deemed to have consented to the Starboard Consent Proposals.

Results of Consent Revocation Solicitation

The Company intends to retain an independent inspector of elections in connection with the Starboard Consent Solicitation. The Company intends to notify shareholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF CONSENT REVOCATIONS

The solicitation of consent revocations is made by the Board. Consent Revocations may be solicited by mail, facsimile, telephone, telegraph, internet, in person and by advertisements.

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees), but excluding costs (if any) of litigation related to the solicitation, will be approximately $            , of which approximately $             has been incurred as of the date hereof. In addition, Starboard has indicated its intent to seek reimbursement from the Company of its costs incurred in connection with this solicitation, and has estimated such costs to be             . The Company may, from time to time, request that certain of its employees perform certain tasks in connection with the solicitation as part of his or her duties in the normal course of his or her employment without any additional compensation for the solicitation. The Company will also include copies of all written soliciting material provided to shareholders at the Company’s website at http://investor.officedepot.com.

The Company has retained Innisfree M&A Incorporated as proxy solicitors, at an estimated fee of $[            ], plus reasonable out-of-pocket expenses incurred on the Company’s behalf, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock.

Innisfree M&A Incorporated has advised the Company that approximately              of its employees will be involved in the solicitation of consent revocations on behalf of the Company. In addition, Innisfree M&A Incorporated and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors and certain of our executive officers and other employees will be deemed to be “participants” in this consent revocation solicitation. Please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management” and to Annex A hereto for information about our directors and certain of our executive officers and other employees who may be deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit shareholders in connection with this consent revocation solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

CURRENT DIRECTORS OF THE COMPANY

The names of the members of our Board of Directors and certain information concerning each of them as of May 3,2013, are set forth below.

Name	Age	Position
Neil R. Austrian	73	Chairman and Chief Executive Officer
Justin Bateman	39	Director
Thomas J. Colligan	68	Director
Marsha J. Evans	65	Director
Eugene V. Fife	72	Director
Brenda J. Gaines	63	Director
W. Scott Hedrick	67	Director
Kathleen Mason	63	Director
Raymond Svider	50	Director
Nigel Travis	63	Director

Neil R. Austrian. Mr. Austrian has served as a Director on our Board since 1998. Mr. Austrian has served as Chairman and Chief Executive Officer (“Chair and CEO”) of the Company since May 2011, prior to which he was Interim Chair and CEO since November 2010. Prior to his position as Interim Chairman and CEO of the Company, between 2007-2010 Mr. Austrian was a private investor and also a member of the board of DirecTV. He also served in the Interim role of Chair and CEO from October 2004 through March 2005. Mr. Austrian previously served as President and Chief Operating Officer of the National Football League from April 1991 until December 1999, as Managing Director at Dillon Reed & Co. Inc. from October 1987 until March 1991, as the Chief Executive Officer (1976 to 1984), and the Chief Financial Officer (1974 to 1978), of Doyle, Dane, Bernbach, a public advertising agency, and as the Chief Executive Officer of Showtime/The Movie Channel (1984 to 1987). In addition, Mr. Austrian previously served as a director of Viking Office Products from 1988 until August 1998, when it merged with Office Depot. He also serves as a director of DirecTV, and is the chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of DirecTV’s board.

Justin Bateman. Mr. Bateman has served as a Director on our Board since June 2009. He is a Senior Partner with BC Partners, the U.S. investment arm of which he co-established in early 2008, and is based in the firm’s New York office. Mr. Bateman initially joined BC Partners’ London office in 2000 from PricewaterhouseCoopers, where he spent three years in Transaction Services. Mr. Bateman has participated in or been a board member of General Healthcare Group, Baxi Holdings, Ltd. and Regency Entertainment. He is currently a director and member of the Audit Committee of Intelsat S.A., the leading international provider of fixed satellite services, a director of Multiplan, Inc., one of the largest providers of healthcare cost management solutions in the U.S., and a director of Cequel Communications Holdings LLC, a cable broadband company. Mr. Bateman was appointed as a Director of the Company pursuant to the terms of the Investor Rights Agreement in connection with the Company’s private equity investment transaction with BC Partners. Mr. Bateman serves as a non-voting observer on the Audit Committee and his experience as a chartered accountant and understanding of accounting issues is helpful in fulfilling the Audit Committee’s oversight responsibilities.

Thomas J. Colligan. Mr. Colligan has served as a Director on our Board since January 2010. He served as Vice Dean of The Wharton School’s Aresty Institute of Executive Education from 2007 to June 2010, as managing director at Duke Corporate Education, a corporation that provides custom executive education and is affiliated with Duke University’s Fuqua School of Business from 2004 to 2007. After his service at Wharton School’s Aresty Institute of Executive Education, his primary occupation was his engagement in his board memberships. Prior to joining Duke Corporate Education, Mr. Colligan was Vice Chairman of PricewaterhouseCoopers from 2001 to 2004, and served there in other capacities from 1969 to 2004, including as a partner. Mr. Colligan is currently a director of ADT Corporation, an electronic security and monitoring services company, and serves as a director and member of the Audit Committee of CNH Global, N.V., an agricultural and construction equipment business, and Targus Group International, Inc., a leading global supplier of notebook carrying cases and accessories. He previously served as a director of Schering-Plough Corporation, Anesiva, Inc. and Educational Management Corporation.

Marsha J. Evans. Ms. Evans has served as a Director on our Board since 2006. Ms. Evans was acting Commissioner of the Ladies Professional Golf Association from July 2009 to January 2010, President and Chief Executive Officer of the American Red Cross from 2002 to 2005, and National Executive Director (CEO) of Girl Scouts of the USA from 1998 to 2002. Since her acceptance of her position on the Board in 2006, other than her time with the Ladies Professional Golf Association, Ms. Evans has been principally engaged by her board memberships. Ms. Evans retired from the U.S. Navy in 1998 with the rank of Rear Admiral. From 1995 to 1998 Ms. Evans served as superintendent (president) of the Naval Postgraduate School in Monterey, California, and from 1993 to 1995, she led the Navy’s worldwide recruitment organization, during which time she developed extensive human resources experience. Ms. Evans has served on the boards of six public companies. Currently, she is a director and member of the Audit Committee of Weight Watchers International, and a director and chair of the Nominating and Governance Committee of the North Highland Company.

Eugene V. Fife. Mr. Fife has served as a Director on our Board since July 2012. Mr. Fife has served as the Founder and Managing Principal of Vawter Capital LLC, a private investment firm, since December 1999. He served as the Interim Chief Executive Officer and President of Eclipsys Corporation, a provider of healthcare information services from April to November of 2005. In May 1997, Mr. Fife joined the board of directors of Eclipsys and served as the non-executive Chairman of Eclipsys’ board of directors from 2003 until 2010, when Eclipsys merged with Allscripts Healthcare Solutions, Inc. Mr. Fife served as a member of the board of directors of Allscripts from August 2010 to April 2012. Mr. Fife was formerly a Partner at Goldman Sachs where he served as a member of the Management Committee and as the chairman of Goldman Sachs International, playing a pivotal role in establishing the firm in Europe, Eastern Europe and the Middle East. He retired from Goldman Sachs in 1995, but continues to serve as a Senior Director. Additionally, Mr. Fife served as the Presiding Director of Caterpillar, Inc., a heavy equipment and engine manufacturer, and was chair of its Governance Committee.

Brenda J. Gaines. Ms. Gaines has been a Director on our Board since 2002. Ms. Gaines retired in 2004 from her position as President and Chief Executive Officer of Diners Club North America, a Division of Citigroup, a position she held since 2002. Since her retirement from Diners Club North America Ms. Gaines has been principally engaged by her Board memberships. She served as President of Diners Club North America from 1999 until 2002, and from 1994 until 1999, she served as Executive Vice President, Corporate Card Sales. From 1988 through 1994, Ms. Gaines served in various positions of increasing responsibility within Citigroup or its predecessor corporations. From 1985 until 1987, Ms. Gaines was Deputy Chief of Staff for the Mayor of the City of Chicago. She is currently a director and a member of the Audit Committee of AGL Resources and the Federal National Mortgage Association (Fannie Mae), and serves as a director of Tenet Healthcare Corporation. Ms. Gaines serves on the Compensation Committee of Fannie Mae and Tenet Healthcare. Ms. Gaines also is on the National Board of the Smithsonian Institution. Ms. Gaines also served as a director of CNA Financial Corp. from 2004 to 2007 and NICOR, Inc. from 2006 to 2011 and has served as a board member of the non-profit organization March of Dimes.

W. Scott Hedrick. Mr. Hedrick has been a Director on our Board since 1991, and served as Lead Director since February 2011. From November 1986 until April 1991, he was a Director of The Office Club, Inc., which was acquired by Office Depot in 1991. He was a founder and has been a general partner of InterWest Partners, a venture capital fund, since 1979. Mr. Hedrick is also a director and Compensation Committee member of Hot Topic, Inc., and a director and Audit Committee member of a number of mutual funds managed by Capital Research and Management Company.

Kathleen Mason. Ms. Mason has served as a Director on our Board since 2006. She served as President and Chief Executive Officer of Tuesday Morning Corporation, a closeout retailer, from July 2000 to June 2012.

After her separation from Tuesday Morning Corporation, Ms. Mason has been principally engaged by her board memberships. From July 1999 to November 1999, Ms. Mason served as President of Filene’s Basement, a department store chain. From January 1997 to June 1999, Ms. Mason was President of HomeGoods, an off-price home fashion store and a subsidiary of TJX Companies. Ms. Mason was Chair and Chief Executive Officer of Cherry & Webb, a women’s specialty store, from February 1987 to December 1996. Prior to those dates, she held management positions at Kaufmann’s Division of the May Company, Mervyn’s Division of Target, Inc. and the Limited. She is currently a director and Compensation Committee member of Genesco, Inc. and previously served as a director of The Men’s Warehouse, Inc., and of Hot Topic, Inc.

Raymond Svider. Mr. Svider has served as a Director on our Board since June 2009. He has been co-Chairman of BC Partners since December 2008 and has been a Managing Partner of the firm since 2003. Mr. Svider joined BC Partners in 1992 in Paris before moving to London in 2000 to lead its investments in the technology and telecoms industries. Over the years, Mr. Svider has participated in or led a variety of investments including Tubesca, Nutreco, UTL, Neopost, Polyconcept, Neuf Telecom, Unity Media/Tele Columbus, and Intelsat S.A. He is currently Chairman of the board, the Audit and Compensation Committees of Intelsat S.A., and a member of the board of ATI Enterprises, a private post-secondary education company, a member of the board and Compensation Committee of Cequel Corporation and a member of the board of MultiPlan, Inc. and Silver II Acquisition Sarl. Prior to joining BC Partners, Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago. Mr. Svider was appointed as a Director on our Board pursuant to the terms of the Investor Rights Agreement in connection with the Company’s private equity investment transaction with BC Partners.

Nigel R. Travis. Mr. Travis has served as a Director on our Board since March 2012. He has been Chief Executive Officer of Dunkin’ Brands Group Inc. since January 2009 and has served as President of Dunkin’ Donuts since October 2009. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer of Papa John’s International, Inc. From 1994 to 2005, he had executive roles in Europe, International and Retail divisions of Blockbuster, Inc., culminating with the role of President and Chief Operating Officer from 2001 to 2005. Mr. Travis also held human resources and international roles for Burger King Holdings, Inc. from 1989 to 1994, prior to which he worked for Grand Metropolitan PLC since 1985. Mr. Travis currently serves on the Board of Dunkin’ Brands Group. Previous board service includes Lorillard, Inc. from 2008 to 2012, Papa John’s International, Inc. from 2005 to 2008, Bombay Company from 2000 to 2007, and Limelight Group from 1996 to 2000.

CORPORATE GOVERNANCE

Board Structure

Our Board of Directors currently consists of ten directors. The Company’s shareholders elect our directors each year and as such the terms of each of our directors will expire at the annual meeting of shareholders to be held in 2013. Pursuant to the Company’s Bylaws, in any non-contested election of directors, an incumbent director who does not receive a greater number of votes “for” such election as compared to votes of “withheld”, “against” or “no” must immediately tender his or her resignation to the Board of Directors, which resignation is irrevocable. The Company’s Board then has the authority to decide, through a process managed by the Corporate Governance and Nominating Committee, whether or not to accept such resignation within 90 days of such resignation. Each of your incumbent directors received more “for” votes than “withheld,” “against” or “no” votes at the Company’s 2012 annual meeting. As the Company’s shareholders will have the opportunity to make this decision at this year’s annual meeting, the Consent Solicitation being undertaken by Starboard is a needless distraction at such an integral time when the Company and its Board should be concentrating on consummating the OfficeMax Merger and its other strategic initiatives.

Messrs. Raymond Svider, Eugene Fife and Justin Bateman were appointed as Directors pursuant to the terms of the Investor Rights Agreement, dated as of June 23, 2009 (the “Investor Rights Agreement”), among the Company, BC Partners, Inc. and certain funds advised by BC Partners, Inc. (the “Investors”), whereby the Investors were entitled to nominate three Directors to the Board and the Company agreed to use all reasonable efforts to cause the persons nominated by the Investors pursuant to the terms of the Investor Rights Agreement to be elected to the Board. In addition, pursuant to the terms of the Investor Rights Agreement, Mr. Svider was appointed to the Finance Committee (the “Finance Committee”) and the Compensation Committee, Mr. Bateman was appointed to both the Finance Committee and is a non-voting observer of the Audit Committee, and Mr. Fife was appointed to the Corporate Governance and Nominating Committee. In connection with the transactions contemplated by the Merger Agreement, the Company and BC Partners entered into a Termination Agreement pursuant to which, among other things, the Investor Rights Agreement will terminate upon the closing of the OfficeMax Merger. For more information regarding the Investor Rights Agreement, please refer to our Form 8-K filed with the SEC on June 23, 2009.

Our Bylaws also provide that the authorized number of directors that shall constitute the whole Board of Directors may be changed by a vote of a majority of the entire Board of Directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a quorum, or by a sole remaining director.

Leadership Structure

As permitted by the Company’s Bylaws, Mr. Austrian currently serves as both Chairman and Chief Executive Officer of the Company. The Board of Directors believes this is the most appropriate leadership structure for the Company at this time.

Mr. Austrian’s service as the Board’s Chairman and CEO provides an effective balance for the management of the Company, as Mr. Austrian’s in depth knowledge of the Office Depot business and his ability to formulate and lead strategic initiatives allows the Board to act efficiently and effectively to best serve the interests of the Company’s shareholders and the Company as a whole. As CEO, Mr. Austrian is involved in the day-to-day operations of the Company and is aware of the issues of critical business importance that need to be elevated to the Board of Directors. The Board believes that by holding both of these roles, Mr. Austrian is able to serve as an effective bridge between the Board and management, providing the Board with a thorough understanding of the Company and its business and fostering an open dialogue between the Board and senior management.

The Board follows sound corporate governance practices to ensure its independence and effective functioning, as described in detail below. Most importantly, the Board has determined that, except for Mr. Austrian due to his CEO position, the Board is composed entirely of independent directors. In addition, each of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, have been determined by our Board to be composed entirely of independent directors, which means that oversight of critical issues such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, and Board evaluation and selection of directors is entrusted to independent directors.

Risk Oversight

The Board of Directors is generally responsible for overseeing management of the various operational, financial, accounting, legal and human resources-related risks faced by the Company. The Board fulfills this responsibility by requesting and reviewing reports and presentations from management regarding such risks, including risks in four primary areas: financial risk, legal/compliance risk, operational/strategic risk and compensation risk.

Director Qualifications

The Corporate Governance and Nominating Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. The Corporate Governance and Nominating Committee endeavors to have a Board representing a range of experiences in business and in areas that are relevant to the Company’s business and operations, considers the entirety of each candidate’s credentials, including relevant skills and experience, corporate governance background, independence under applicable SEC and NYSE standards, business judgment, service on the boards of directors of other companies, personal and professional integrity, openness and ability to work as part of a team, willingness to commit the required time to serve as a Board member, and familiarity with the Company and its industry.

The Board believes that each of its directors understands fully the responsibilities of service as a director and the governance requirements applicable to public companies.

In identifying, nominating and approving of director candidates, the Corporate Governance and Nominating Committee and the Board also believe the Board, as a whole, should have:

•	significant senior management experience; and

•

experience overseeing public company financial management matters, including expertise in financial reporting and internal controls, which experience and expertise are essential to the Company’s ability to comply with its many and complex financial reporting responsibilities.

The Corporate Governance and Nominating Committee, in recommending director candidates, considers diversity as to skills, experiences, age, race, gender and ethnicity and, while the Company does not have a formal diversity policy, the Corporate Governance and Nominating Committee seeks diverse Board candidates. The members of the Board are diverse and come from a number of different backgrounds and experiences, including senior leadership positions and directorships with major retailers, large financial institutions, educational institutions, the military and public sector appointments.

As a result of the experiences of its individual members detailed in their biographies, the Corporate Governance and Nominating Committee and the Board believe that the members of the Board have the following valued qualifications and experience:

Mr. Austrian’s experience as the Chief Operating Officer of the National Football League, as well as his experience as the Chief Executive Officer and Chief Financial Officer of Doyle, Dane, Bernbach and as Chief Executive Officer of Showtime/The Movie Channel provides him with the leadership qualities needed as Chairman of the Board of Directors of a public company, including the financial acumen needed in such role. In addition, Mr. Austrian’s knowledge of all aspects of the direct sales business gained while serving as a director of Viking Office Products from 1988 until August 1998, when it merged with Office Depot, further strengthens his knowledge of our industry. Mr. Austrian has served on the Board of Directors of Alex Brown Inc. and The Bankers Trust Company. Mr. Austrian also serves as a director of DirecTV, and is the chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of DirecTV’s board which also highlights his experience as a seasoned board member.

Mr. Bateman’s experience as a chartered accountant and his understanding of complex accounting issues is instrumental in fulfilling the oversight responsibilities of the Audit Committee and the Board of Directors. Mr. Bateman’s analysis of and participation in the oversight of BC Partners portfolio companies provides him with the skills he needs to assist the Company with its strategic planning process. Mr. Bateman’s education and experience in business and finance allows him to provide the Board significant managerial, strategic, financial and compliance-based expertise.

Mr. Colligan’s former position as Vice Dean of The Wharton School’s Aresty Institute of Executive Education and his previous position as Managing Director at Duke Corporate Education have provided him with a broad based understanding of new and developing business strategies that are helpful to our Board. In addition, Mr. Colligan’s former position as Vice Chairman of PricewaterhouseCoopers in addition to being a partner at PricewaterhouseCoopers allowed Mr. Colligan significant exposure to complex financial reporting, accounting and risk management matters. As a former public accountant, the Board has determined that Mr. Colligan is well-positioned to be the Chair of our Audit Committee, assisting the Audit Committee in fulfilling its responsibility of overseeing our independent auditors.

Ms. Evans brings significant leadership experience to our Board of Directors based on her service in the Navy, her positions as CEO of the American Red Cross, as the National Director of the Girl Scouts of the USA and as the acting Commissioner of the Ladies Professional Golf Association. The Board relies on her perspectives on human resources and governance issues as the chair of our Compensation Committee resulting from her position as Superintendent (President) of the Naval Postgraduate School where she led the Navy’s worldwide recruitment organizations. Furthermore, the Board believes that Ms. Evan’s past and present service on eight public company boards qualify her as a skilled board member for service on our Board of Directors.

Mr. Fife’s investment banking experience as both the Founder and Managing Principal of Vawter Capital LLC, a former partner at Goldman Sachs, and the former chairman of Goldman Sachs International bolsters the expertise of the Board and adds important insights for the Company’s growth strategy. Additionally, his experiences as a chief executive officer and director of large, publicly-traded multinational corporations enable him to provide meaningful input and guidance to the Board and the Company.

Ms. Gaines has held a number of executive and board leadership positions in a number of public companies and non-for-profit organizations, including serving as the former President and CEO of Diners Club North America and as Deputy Chief of Staff for the Mayor of the City of Chicago. Ms. Gaines’ service on other public company boards allows her to provide the Board of Directors with a variety of perspectives on corporate governance issues.

Mr. Hedrick, as one of our longest-serving non-executive Directors, brings important institutional knowledge to our Board. His work with InterWest provides him with a solid basis for his analysis of our financial strategies while his service on the board of Hot Topic, Inc. gives him insight regarding the issues affecting retailers, which is useful to our Board of Directors.

Ms. Mason’s broad exposure to numerous retailers and her extensive retail knowledge gives her an insight into a number of issues facing Office Depot. With her experience as the former Chief Executive Officer of the public retail company, Tuesday Morning Corporation, and her past leadership positions with HomeGoods and Cherry & Webb, Ms. Mason is able to offer our Board of Directors sound business and financial strategies. Furthermore, her current and past service on retail company boards provides our Board with knowledge of the appropriate oversight and diligence required of a Board member.

Mr. Svider, a Managing Partner of BC Partners since 2003, has demonstrated significant leadership abilities and extensive knowledge of complex financial and operational issues facing large organizations. He brings an expertise in international operations and financial strategy to our Board of Directors and as a member of the Finance Committee of the Board. In addition, through his oversight of BC Partners portfolio companies, Mr. Svider has significant experience in developing various strategies to motivate and compensate executives, which skills and qualifications are valuable for his service on our Compensation Committee.

Mr. Travis brings significant international, retail, human resources and operations experience to our Board as a result of his current position as Chief Executive Officer of Dunkin’ Brands Group, and his previous positions as President and CEO of Papa John’s International, Inc., President and COO of Blockbuster, Inc. and executive roles with Burger King Holdings. In addition, his past and present service on public company boards, along with his executive leadership experience, provide him with unique perspectives on leadership and strategy which make him a valuable member of the Board and the Compensation Committee.

Director Independence

The Board of Directors has determined that other than Neil Austrian, none of the Company’s directors have material relationships with the Company other than as directors and shareholders of the Company that would impair independence from management and are “independent” for purposes of the NYSE listing standards. This determination was based upon an individual evaluation of each of our Directors, his or her employment or

Board of Directors affiliations, and a determination that the Independent Director has no business relationship with our Company other than his or her service on our Board of Directors. The Board determined that Messrs. Bateman, Fife and Svider are affiliates of the Company due to BC Partners’ stock ownership of the Company. The Board of Directors concluded that a relationship with a shareholder of the Company in and of itself does not impair Messrs. Bateman, Fife and Svider’s independent judgment in connection with their duties and responsibilities as Directors of the Company. The Board also determined that Mr. Colligan, who serves as a Director of an entity that sells products to the Company, is independent. The Board of Directors additionally has determined that all Audit Committee members meet the independence requirements for audit committee members set forth in Rule 10A-3 under the Exchange Act.

Director Attendance at Meetings of the Board of Directors and Shareholder Meetings

Regular attendance at Board meetings and the annual meeting is required of each Director. The Board of Directors held eleven meetings during 2012, and each of the directors attended at least 75% of the meetings.

Our independent directors, met in seven executive sessions in 2012.

All of our directors attended the 2011 annual meeting of shareholders and 80% of our directors attended the 2012 annual meetings of the shareholders.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, and a Finance Committee. Members of each committee are elected by the Board of Directors and serve until their successors are elected and qualified. Each of the committees of the Board of Directors has adopted a charter consistent with the rules of the NYSE, as applicable, all of which can be found in the corporate governance section of our website at http://www.officedepot.com.

Audit Committee. The Audit Committee, which consists of Mr. Colligan, Ms. Gaines and Ms. Mason, and Mr. Bateman serving as an observer, oversees and reports to the Board of Directors on various auditing and accounting-related matters, including the selection, appointment, replacement and oversight of the Company’s registered public accountant; monitoring the Company’s systems of internal controls, the integrity of our financial statements, and our reporting process and reports; monitoring the performance of the Company’s internal audit function; assessing and mitigating our business and financial risks and overseeing our risk management policies and procedures; and overseeing the Company’s compliance with legal and regulatory requirements, including our disclosure controls and procedures. Mr. Colligan serves as chairman of this committee and has been determined by our Board of Directors to be an “audit committee financial expert” as defined under the rules of the SEC. Each member of the Audit Committee is financially knowledgeable. The Audit Committee met seven times during 2012, and each member of the committee attended at least 75% of all of the meetings held during this period, except for Brenda Gaines who attended 71% of the Audit Committee meetings held during the period.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, which consists of Mr. Fife, Ms. Gaines and Mr. Hedrick, advises the Board of Directors and makes recommendations regarding the size and composition of the Board, the corporate governance policies and practices of the Board; and reviews and approves any related party transactions. Mr. Hedrick serves as the chairman of this committee. The Corporate Governance and Nominating Committee met five times during 2012, and each member of the committee attended at least 75% of all of the meetings held during this period.

The Corporate Governance and Nominating Committee also has the responsibility under its charter to identify and recommend nominees for election to the Board of Directors. In considering candidates for the Board of Directors, the Corporate Governance and Nominating Committee considers the qualifications described in the section entitled “Corporate Governance–Director Qualifications” above. The Corporate Governance and

Nominating Committee identifies nominees for the Board of Directors in a number of ways, including from, sitting members of the Board, through personal awareness of persons who are successful in business, the non-profit sector or a profession, through search firms engaged by the committee or from shareholders, provided the procedures set forth below are followed by shareholders who want to make recommendations to the committee.

With respect to the nomination of directors at an annual meeting, the Corporate Governance and Nominating Committee will consider shareholder recommendations that are submitted to the committee by mail addressed to our Corporate Secretary at our corporate headquarters located at 6600 North Military Trail, Boca Raton, Florida 33496.

In making recommendations, shareholders should be mindful of the minimum qualifications for Board membership which include that the person possesses the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders, should possess strong collaboration skills, have the potential to influence management, have the ability to dedicate significant time to service on our Board, and be committed first and foremost to the interests of all our shareholders. As such, persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. A shareholder recommendation should set forth (i) the name and address of and number of shares of Common Stock owned by the recommending shareholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Exchange Act, (iii) a description of all agreements related to the nomination among the recommending shareholder, recommended candidate or other persons, and (iv) any other information the recommending shareholder believes would be useful in informing the committee’s decision making.

In addition to making recommendations of director nominees to the Corporate Governance and Nominating Committee, shareholders may make director nominations or proposals at any annual meeting of the shareholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Regulation 14A of the Exchange Act. See “Shareholder Proposals and Nominations” below.

Compensation Committee. The Compensation Committee, which currently consists of Ms. Evans, Mr. Hedrick, Mr. Svider and Mr. Travis, establishes and monitors the effectiveness of the Company’s compensation philosophy and compensation programs, including approving all compensation for our executive officers, except for our CEO, and reviewing and making recommendations with respect to our incentive compensation and benefit plans. Ms. Evans serves as chairman of the committee. The Compensation Committee met twenty-one times during 2012, and each member of the committee at that time attended at least 75% of all of the meetings held during that period.

In 2012, the Compensation Committee directly engaged Hay Group, a human resources and compensation consulting firm, as its independent advisor to provide the Compensation Committee with compensation data and to review and advise the Compensation Committee on executive compensation matters. Hay Group has developed the Company’s compensation philosophy and reviews such philosophy on an annual basis.

Finance Committee. The Finance Committee, which currently consists of Mr. Svider, Mr. Bateman and Ms. Mason, advises the board regarding the Company’s financial policies and plans, capital structure, and strategic plan. Mr. Svider serves as chairman of the committee. The Finance Committee met five times during 2012, and each member of the committee attended at least 75% of the meetings held during the period.

Corporate Governance Guidelines and Communications with Directors

Our Board of Directors has adopted corporate governance guidelines that define those governance practices of the Board that are not included in our Bylaws. Our Board of Directors has also adopted a Code of

Ethical Behavior, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and has established a hotline to assist employees in complying with their ethical and legal obligations and for reporting suspected violations of applicable laws or the Company’s procedures and policies.

Any shareholder or other interested party who desires to communicate with any member (or all members) of the Board of Directors, or committees of the Board of Directors may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary to our corporate headquarters at 6600 North military Trail, Boca Raton, FL 33496. A shareholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication.

In addition, any person who desires to communicate any matter specifically and confidentially to our Audit Committee may contact the Audit Committee by addressing a letter to the Chair of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters’ address. Mark on the outside of the envelope that the communication inside is “Confidential.” Such communications to our Audit Committee may be submitted anonymously to the “Audit Committee Chair,” in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Such mailing will be directed to the Chair of our Audit Committee for his or her review and follow-up action as he or she deems appropriate.

All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a shareholder. All communications designated for the Board of Directors will be forwarded to the Chairman of the Board of Directors. All communications designated for a particular committee of the Board of Directors will be forwarded to the chairman of that committee.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of May 3, 2013:

Name	Age	Position
Neil Austrian	73	Chairman and Chief Executive Officer
Michael Allison	55	Executive Vice President – Human Resources
Elisa D. Garcia C.	55	Executive Vice President, General Counsel & Corporate Secretary
Kim Moehler	44	Senior Vice President, Controller
Michael Newman	56	Executive Vice President and Chief Financial Officer
Robert Moore	56	Executive Vice President –Marketing and Merchandising
Steven M. Schmidt	58	President – International

Neil Austrian. Mr. Austrian has served as our Chairman and Chief Executive Officer since May 23, 2011. Biographical information about Mr. Austrian can be found above under the heading “Current Directors of the Company.”

Michael Allison. Mr. Allison was appointed Executive Vice President, Human Resources for Office Depot in July 2011. Mr. Allison joined Office Depot in September 2006 as Vice President, Human Resources. Prior to joining Office Depot, Mr. Allison served as Executive Vice President of Human Resources for Victoria’s Secret Direct from February, 2001 to September, 2005. Prior to Victoria’s Secret, he was Senior Vice President of Human Resources for Bank One and Senior Vice President and Director of Human Resources for National City Bank.

Elisa D. Garcia. Ms. Garcia was appointed Executive Vice President, General Counsel and Corporate Secretary in July 2007 with overall responsibility for global legal and compliance matters and governmental relations. Prior to joining Office Depot, Ms. Garcia served as Executive Vice President, General Counsel and Corporate Secretary of Domino’s Pizza, Inc. from April 2000. Prior to joining Domino’s Pizza, Ms. Garcia served as Latin American Regional Counsel for Philip Morris International, and Corporate Counsel for GAF Corporation.

Kim Moehler. Ms. Moehler was appointed Senior Vice President and Controller in March 2012. Ms. Moehler previously served as Senior Vice President, Finance- North American Retail and North America Financial Planning & Analysis since February 2012, and as Senior Vice President, Finance North American Retail from September 2006 until February 2012. From May 2000 through September 2006, Ms. Moehler served in director and vice president finance positions at the Company. Ms. Moehler joined the Company in February 1999 as Senior Manager, Budget & Finance Reporting. Before Office Depot, Ms. Moehler was with Advantica Corporation (owner of Denny’s restaurants), leaving as the Director of Field Finance. She is a licensed CPA and graduated from the University of North Carolina-Chapel Hill.

Michael Newman. Mr. Newman was appointed Executive Vice President, Chief Financial Officer in August 2008. Prior to joining Office Depot, Mr. Newman served as Chief Financial Officer of Platinum Research Organization, Inc. from April 2007 through February 2008. Prior to joining Platinum Research Organization, Mr. Newman was employed as an independent consultant since 2005. Mr. Newman also served as Chief Financial Officer of Blackstone Crystal Holdings Capital Partners from 2004 to 2005 and Chief Financial Officer of Radio Shack Corp. from 2001 to 2004. Mr. Newman also held Chief Financial Officer roles at Intimate Brands and Hussmann International (which was acquired by Ingersoll-Rand in 2000). He also spent 17 years at General Electric in a variety of management roles both in the United States and Europe.

Robert Moore. Mr. Moore is our Executive Vice President, Marketing and Merchandising. He was appointed Executive Vice President and Chief Marketing Officer for Office Depot in July of 2011 and assumed responsibility for our Merchandising Operations in August 2012. Mr. Moore joined the Company as Interim Head of Marketing in April 2011. Prior to joining Office Depot, he ran his own marketing consulting practice from January 2009 to April 2011, and before that served as President of the U.S. Vision Care business from July 2007 to July 2008 and various senior executive positions since 2002. Mr. Moore’s experience also includes Executive Vice President of Marketing for Staples from 1999 to 2001 and Global VP Marketing and Product Design for Ray Ban Sunglass Group from 1996 to 1999.

Steven M. Schmidt. Mr. Schmidt was appointed President, International in November 2011 after serving as Executive Vice President, Corporate Strategy and New Business Development since July 2011, and as President, North American Business Solutions since July 2007. Prior to joining Office Depot, Mr. Schmidt spent 11 years with the ACNielsen Corporation, most recently serving as President and Chief Executive Officer. Prior to joining ACNielsen, Mr. Schmidt spent eight years at the Pillsbury Food Company, serving as President of its Canadian and Southeast Asian operations. He has also held management positions at PepsiCo and Procter & Gamble.

STOCK OWNERSHIP INFORMATION

Our Largest Shareholders; Ownership by Our Directors and Executive Officers

We have provided a stock ownership table below that contains certain information about shareholders whom we believe are the “beneficial” owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our Directors, NEOs and our Directors and Executive Officers as a group as of May     , 2013, unless otherwise indicated. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock, based solely upon filings made with the SEC.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Name of Beneficial Owner	Beneficial Ownership	Percent of Class (Less than 1% not shown)
BC Partners Holdings, Ltd. and related entities:
PO Box 225, Heritage Hall, Le Marchant Street
St. Peter Port, Guernsey, GY1 4HY, Channel Islands
CIE Management II Limited
PO Box 225, Heritage Hall, Le Marchant Street
St. Peter Port, Guernsey, GY1 4HY, Channel Islands
LMBO Europe SAS
58-60 Avenue Kleber, Paris, France 75116
Starboard Value L. P. and related entities
830 Third Avenue, 3rd Floor, New York, NY 10022
Blackrock, Inc.
40 East 52nd Street, New York, NY 10022
The Vanguard Group
100 Vanguard Boulevard, Malvern, PA 19355
Board of Directors and NEOs
Neil R. Austrian, Chair and CEO
Justin Bateman
Thomas J. Colligan
Marsha J. Evans
Eugene V. Fife
Brenda Gaines
W. Scott Hedrick
Kathleen Mason
Raymond Svider
Nigel Travis
Total of Board of Directors
(Our NEOs, other than the CEO)
Elisa D. Garcia, Executive Vice President and General Counsel
Michael D. Newman, Executive Vice President and CFO
Steven M. Schmidt, President, International
Directors and Executive Officers as a Group (17 Persons in Total)

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding shares of our Common Stock to file reports of ownership and changes in ownership concerning their shares of our Common Stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely on the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and 10% stockholders were met for the fiscal year ended December 31, 2012.

RELATED PERSON TRANSACTIONS

The following is a discussion of certain transactions between us and our officers and directors and the beneficial owners of more than 5% of the outstanding shares of our Common Stock. We maintain a written policy that requires any related person transaction (as defined below) to be reviewed and approved by the disinterested members of our Board of Directors. A related person transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved (including any contribution to a charitable organization in which a related person is a trustee, director, executive officer or has a similar relationship) exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or an executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or more than 5% beneficial owner and any person (other than a tenant or employee) sharing the household of such director, executive officer or more than 5% beneficial owner. Each of the transactions described below was approved in accordance with the written policy.

Messrs. Raymond Svider, Eugene Fife and Justin Bateman were appointed as Directors pursuant to the terms of the Investor Rights Agreement, dated as of June 23, 2009 (the “Investor Rights Agreement”), among the Company, BC Partners, Inc. and certain funds advised by BC Partners, Inc. (the “Investors”), whereby the Investors were entitled to nominate three Directors to the Board and the Company agreed to use all reasonable efforts to cause the persons nominated by the Investors pursuant to the terms of the Investor Rights Agreement to be elected to the Board. In addition, pursuant to the terms of the Investor Rights Agreement, Mr. Svider was appointed to both the Finance Committee (the “Finance Committee”) and the Compensation Committee, Mr. Bateman was appointed to the Finance Committee and is a non-voting observer of the Audit Committee, and Mr. Fife was appointed to the Corporate Governance and Nominating Committee. The Board of Directors concluded that a relationship with a shareholder of the Company in and of itself does not impair Messrs. Svider, Bateman and Fife’s independent judgment in connection with their duties and responsibilities as Directors of the Company.

The Board also determined that Mr. Colligan, who serves as a Director of an entity that sells products to the Company, is independent.

SHAREHOLDER PROPOSALS AND NOMINATIONS

A shareholder who wants to make a proposal or nominate a person for membership on the Board of Directors at an annual meeting of shareholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a shareholder to bring any matter before the 2013 annual meeting of shareholders, must be mailed by certified mail return receipt requested to the Company’s Corporate Secretary at our corporate headquarters’ located at 6600 North Military Trail, Boca Raton, Florida 33496 not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. If the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date of the preceding year’s annual meeting, notice must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the meeting is made less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made.

A shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2013 annual meeting must be delivered to the Company’s Corporate Secretary at our corporate headquarters no later than 30 days before the Company begins to print and send its proxy materials for the next annual meeting.

Other Matters

The only matters for which the participants intend to solicit revocations of consents are those relating to the Starboard Consent Proposals. However, if consents are solicited by the Starboard Group or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its shareholders to solicit revocations of consents with respect to such additional matters.

ANNEX A

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

Under applicable SEC regulations, each member of the Company’s Board and certain of its executive officers and other employees will be deemed “participants” in the solicitation of revocations of consents in connection with the Starboard Consent Solicitation. The following sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company and each other participant who may solicit revocations of consents from shareholders of the Company.

Directors

The principal occupations of the Company’s directors and executive officers who are deemed participants in the solicitation are set forth under “Current Directors of the Company” and “Executive Officers” in this Consent Revocation Statement. The principal business address of each Director is c/o Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496.

Other Information Regarding Participants

Except as described in this Annex A, Annex B or the Consent Revocation Statement, to the best of the Company’s knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of our subsidiaries; (ii) owns any securities of the Company of record but not beneficially; (iii) has purchased or sold any of such securities within the past two years; or (iv) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Annex A, Annex B or the Consent Revocation Statement, to the best of the Company’s knowledge, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Annex A, Annex B or the Consent Revocation Statement, to the best of the Company’s knowledge, neither the Company nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Consent Revocation Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Annex A, Annex B or the Consent Revocation Statement, to the best of the Company’s knowledge, none of the Company, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Annex A, Annex B or the Consent Revocation Statement, to the best of the Company’s knowledge, none of the Company, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

There are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such directors or executive officers have a material interest adverse to the Company or any of its subsidiaries.

A-1

ANNEX B

RECENT TRANSACTION HISTORY OF PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of all purchases and sales of our Common Stock made during the last two years by persons who may be deemed participants in our solicitation of revocations of consent. These transactions do not include Common Stock matching contributions to the 401(k) retirement plan or nonqualified deferred compensation plan, the surrender of shares for the payment of taxes, gifts, or transfers to related entities that do not constitute a disposition of beneficial ownership. For shares reported as disposed, a “*” identifies shares withheld by the Company to satisfy tax obligations.

Participant	Shares Acquired	Shares Disposed	Date

Neil R. Austrian	100,000	251,700* 85,486*	April 30, 2013 December 31, 2012 August 30, 2011

Thomas J. Colligan	15,000	30,008	July 28, 2011 June 10, 2011

W. Scott Hedrick	50,000 35,678		October 31, 2011 October 31, 2011

Nigel Travis	20,000 15,000		February 22, 2013 March 16, 2012

Mike Newman		7,598* 13,311* 10,125*	May 3, 2013 March 16, 2013 May 3, 2012

Michael Allison		1,357* 8,319* 2,887* 1,312*	May 3, 2013 March 16, 2013 July 19, 2012 May 3, 2012

Elisa D. Garcia C.		4,342* 8,319*	May 3, 2013 March 16, 2013

Robert Moore		9,984*	March 16, 2013

Steven M. Schmidt		7,598* 14,975* 7,348*	May 3, 2013 March 16, 2013 May 3, 2012

B-1

Preliminary Copy—Subject to Completion, Dated May 20, 2013

PRELIMINARY CONSENT REVOCATION CARD—BLUE

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

OFFICE DEPOT, INC.

The undersigned, a holder of shares of common stock, par value $0.01 per share (the “Common Stock”) of Office Depot, Inc. (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on May 3, 2012, hereby acts as follows concerning the proposals of Starboard Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard LLC”), Starboard Value LP, a Delaware limited partnership (“Starboard Value LP”), Starboard Value GP LLC, a Delaware limited liability company (“Starboard Value GP”), Starboard Principal Co LP, a Delaware limited partnership (“Principal GP”), Jeffrey C. Smith, Mark R. Mitchell, and Peter A. Feld, (collectively “Starboard”), and David Siegel, Joseph Vassalluzzo, Robert Nardelli, James P. Fogarty and Cynthia Jamison (together with Starboard, the “Starboard Group”) set forth on the reverse side.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES FOR ALL PROPOSALS SET FORTH HEREIN.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THIS CONSENT REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS CONSENT REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

Please mark your selection as indicated in this example:    ☒

PROPOSALS OF THE STARBOARD GROUP

PROPOSAL 1:	Repeal any provisions of the Bylaws in effect at the time the proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that became effective on February 22, 2013 and were filed with the SEC on that date

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2:

The removal without cause of                     ,                     ,                     ,                     , and any person (other than those elected by the consent solicitation of Starboard) elected or appointed to the Board of Directors of the Company to fill any vacancy on the Board of Directors of the Company or any newly-created directorships after                      , 2013 and prior to the effective date of these Proposals.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE PERSONS NAMED IN PROPOSAL NO. 2, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL NO. 2, BUT NOT ALL OF THEM, CHECK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED IN THE SPACE PROVIDED BELOW.

PROPOSAL 3:	Amend Article III, Section 4 of the Bylaws, as set forth on Schedule III to the Starboard Consent Statement, to provide that any vacancies on the Board resulting from the removal of directors by the shareholders of Office Depot may be filled by the shareholders of the Company

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 4:	Amend Article III, Section 2 of the Bylaws, as set forth on Schedule IV to the Starboard Consent Statement to provide that the number of directors which shall constitute the Board may be established by the shareholders of the Company

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 5:	In the event that the BC Partners director is removed pursuant to the Removal Proposal, increase the size of the Board to eleven members

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 6:

Elect Starboard’s four nominees,                     ,                     ,                     , and                     , to serve as directors of Office Depot (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL THE PERSONS NAMED IN PROPOSAL NO. 6, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL NO. 6, BUT NOT ALL OF THEM, CHECK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE SPACE PROVIDED BELOW.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE SIGNED AND DATED.

Dated:                     , 2013

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as your name appears hereon. Executors and fiduciaries should indicate their titles.

If signed on behalf of a corporation, give title of officer signing.

PLEASE MARK, SIGN, DATE AND MAIL THIS CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.